UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

City of London Investment Management Company Limited, together with the other participants named herein (collectively, “City of London”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga can be reached toll-free at (888) 368-0379.

On March 14, 2018, City of London issued the following press release:

City of London Issues Letter to China Fund Stockholders

COATESVILLE, PA (March 14, 2018) – City of London Investment Management Company Limited, which has clients that are the beneficial owner of approximately 27.2% of the outstanding shares of common stock of The China Fund, Inc. (NYSE: CHN), today issued a public letter to other CHN stockholders.

The full text of the letter follows:

In the Matter of: The China Fund, Inc.

DO NOT BE MISLED BY THE CHINA FUND’S FALSE CLAIMS

PLEASE VOTE THE ENCLOSED BLUE PROXY CARD TODAY

March 14, 2018

Dear Fellow China Fund Stockholder:

I am writing on behalf of City of London Investment Management Company Limited. Our clients are the beneficial owner of approximately 27.2% of the outstanding shares of common stock of The China Fund, Inc. (CHN). We are seeking your support on the enclosed BLUE proxy card (i) to elect two independent director nominees who will work to maximize the value of each stockholder’s investment, and (ii) to terminate the investment advisory and management agreements with the Fund’s investment advisor so the Fund can hire a replacement.

  WE ARE NOT PROPOSING LIQUIDATION – The Board is misleading you by saying that we plan to liquidate CHN. What we ARE proposing is to terminate the Fund’s Manager, Allianz, an action the Board itself repeatedly attempted last summer. Firing Allianz will not liquidate the Fund.

  WE ARE TRYING TO IMPROVE THE BOARD – Under its current leadership – Joe Rogers, a Director for 26 years – the Board has abandoned the stock buyback, allowed the discount to widen, and attempted to install a Manager with a previously SEC-sanctioned Principal. Our proposed Directors are independent and experienced. They will work with the remaining Board members to improve CHN for all stockholders.
  WE ARE TRYING TO PROTECT STOCKHOLDER VALUE – The Fund’s discount has narrowed since we began this proxy contest – we take credit for that. If we are unsuccessful, we believe the discount will widen, stockholders will suffer, and the Board will continue to do nothing.

THE BOARD IS PREVENTING US FROM CONTACTING STOCKHOLDERS.

They are refusing to release information to us that would enable us to speak directly to you.

Therefore please call the Corporate Governance Team at 610-380-2110

WHAT IS THE CHINA FUND BOARD TRYING TO HIDE?

You have a fundamental decision regarding the future of your investment at this year’s fast-approaching annual meeting of China Fund stockholders, which will be held on March 27, 2018. The China Fund Board is using every means available to impede us from communicating with and providing information to stockholders by withholding crucial stockholder contact information. DO NOT BE MISLED BY THE BOARD’S TACTICS!

Do not be misled by the Fund’s false claims and vote the enclosed BLUE proxy card. If you already voted a white proxy card, mailing a later-dated BLUE proxy will revoke that vote.

The China Fund Board needs fresh and experienced leadership. Stockholders have a unique opportunity to strengthen the Fund through the election of our two highly-qualified independent nominees and the termination of the existing Manager.

Please contact Saratoga Proxy Consulting LLC if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga’s contact information is included at the bottom of this letter.

We thank you in advance for your support.

Regards,

/s/ Barry M. Olliff

Barry M. Olliff
Chief Executive Officer and Chief
Investment Officer

If you have any questions or need assistance voting your shares, please call Saratoga Proxy Consulting at (212) 257-1311 or toll free at (888) 368-0379 or by email at info@saratogaproxy.com

VOTING INSTRUCTIONS

If you have already voted a white proxy card or white voting instruction form, you may REVOKE your prior instructions by voting a later-dated BLUE proxy card or BLUE voting instruction form.

  Please sign, date and return your BLUE proxy card or BLUE voting instruction form in the pre-paid return envelope provided.

  If you hold your shares with a broker, you may vote by internet or by telephone by using the control number(s) which appears on your BLUE voting instruction form and following the enclosed instructions.

  If you own multiple accounts, you may receive multiple BLUE voting instruction forms.  Please vote each and every BLUE instruction form you receive.

  Call Saratoga Proxy Consulting LLC at (212) 257-1311 or toll free at (888) 368-0379 with questions.